Exhibit 10.3

EMPLOYMENT AGREEMENT dated July 2, 2012, between Roadships Holdings, Inc., a Delaware corporation, with a principal place of business at 284 W Millbrook Road, Raleigh NC 27609 ( “Company”) and Robert George McClelland, an individual residing at 83 Fig Tree Drive, Goonellabah, NSW Australlia (“Executive”)

R E C I T A L S

Whereas, Executive will serve the Company a principal executive officer;

Whereas, Executive’s leadership and services will constitute a major factor in the successful growth and development of the Company, its subsidiaries and affiliates; and

Whereas, the Company desires to employ and retain the unique experience, ability and services of Executive as a principal executive officer and desires to retain Executive’s services in an advisory and consulting capacity and to prevent any other competitive business from securing his services and utilizing his experience, background and expertise.

Whereas, the terms, conditions and undertakings of this Agreement were submitted to, and duly approved and authorized by the Company’s Board of Directors at a meeting held on June ___, 2012.

NOW THEREFORE in consideration of the mutual promises, terms, conditions and undertakings hereinafter set forth, it is agreed between the parties as follows:

1.	Employment

 (a)  Executive Employment:  The Company employs Executive and Executive accepts employment in a principal executive and managerial capacity until July 2, 2014.  After July 2, 2013 either Executive or the Company may, at any time terminate Executive’s Executive Employment subject to the restrictions and conditions hereinafter contained on two (2) months prior written notice to the other party.

(b) Automatic Renewal:  This Agreement shall be renewed automatically for succeeding terms of two (2) years each unless either party gives written notice to the other at least sixty (60) days prior to the expiration of any term of Executive’s or Company’s intention not to renew pursuant to Company’s bylaws.

(c)  “Executive Employment” Defined:  “Executive Employment” as used herein refers to the entire prior of employment of Executive by Company, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between the Company and Executive.

(d) Advisory Period:  If Executive’s Executive Employment is terminated as provided for in paragraph (a) above and such termination was not with cause, then the Company shall retain him as an advisor and consultant for a period of six months after termination (the “Advisory Period”).

2.           Duties and obligations.

(a) Executive shall serve as Secretary and Director of the Company.  In Executive’s capacity, Executive shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of Company, including the hiring and firing of all employees, subject at all times to the policies set forth by the Company’s Board of Directors, and to the consent of the Board when required by the terms of this contract, and in conformity with the By-laws of the Company.

(b) During the period of Executive’s Executive Employment, Executive shall devote full time to such employment.  If elected, he shall serve as a director and/or officer of the Company and any of its subsidiaries and affiliates (hereinafter collectively referred to as “Company Subsidiaries”) and shall perform duties customarily incidental to such offices and all other duties the Board of Directors of the Company and the Company Subsidiaries or affiliates, may, from time to time, assign to Executive.  If Executive is presently a member of the Board and/or an officer of the Company and a member of the Board and/or an officer of the Company Subsidiaries and affiliates, then Executive shall perform duties customarily incidental to such offices and all other duties the Board of Directors may, from time to time assign, and have assigned to him.

(c)  During the term of employment, Executive shall diligently and conscientiously devote his entire time, attention and effort to the tasks which Company or its owners shall assign to him.  The expenditure of time for educational, charitable and professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement and shall not require the prior written consent of the Board of Directors.  If the Executive is elected or appointed as a director or committee member, Executive shall serve in such capacity or capacities without further compensation unless agreed to in writing by the parties hereto. Nothing herein shall be construed, however, to require the Executive’s election or appointment as a director or an officer.

(d) The Executive shall exert his best efforts and devote substantially all of his time and attention to the Company's affairs. The Executive shall be in complete charge of the corporate record keeping and corporate governance of the Company, and shall have full authority and responsibility, subject to the general direction, approval, and control of the Company's Board of Directors.  Executive’s powers shall include the authority to hire and fire Company personnel and to retain consultants when Executive deems necessary to implement Company policies.  Executive shall at all times, discharge his duties in consultation with, and under the supervision of, the Company’s Board of Directors.  In the performance of Executive’s duties, Executive shall make his principal office in such place as the Company’s Board of Directors and Executive may, from time to time, agree.

(e)  Competitive Activities and Restrictions.

(1)  During the term of this contract Executive shall not, directly or indirectly, either as an employee, company, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Company without the prior written consent of the Company.

(2) Executive agrees that during the term of this contract and for a period of two (2) years after termination of this Agreement, Executive shall not directly or indirectly solicit, hire, recruit, or encourage any other employee of Company to leave Company.

(3)  Restrictive Covenant.  For a period of two (2) years after the termination or expiration of this Agreement, the Executive shall not, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business similar to the type of business conducted by the Company at the time this Agreement terminates.  Because of the global nature of the shipping and logistics industry and since the parties intend to operate the company internationally, the radius (the “Radius”) of this restrictive covenant shall include but not by way of limitation all of North America, South America, Australia and New Zealand, Asia, Europe, Antarctica, Greenland, Africa and any area deemed to be international waters or transboundary waters as defined from time to time. In the event of the Executive's actual or threatened breach of this paragraph, the Company shall be entitled to a preliminary restraining order and injunction restraining the Executive from violating its provisions. Nothing in this Agreement shall be construed to prohibit the Company from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Executive.

(4)  For a period of twenty-four (24) months after this Agreement has been terminated for any reason, regardless of whether the termination is initiated by Company or Executive, or for a period of time equal to the length of Executive's employment with Company if such tenure is less than twenty-four (24) months, Executive will not, directly or indirectly, solicit any person, company, firm, or corporation who is or was a customer of Company during a period of five (5) years prior to the termination of Executive's employment. Executive agrees not to solicit such customers on behalf of himself or any other person, firm, company, or corporation.

(5) The Executive agrees that for a period of six (6) months after the termination of his employment with Company, regardless of whether the termination was initiated by Company or Executive, he will not accept employment with, or act as a consultant, contractor, advisor, or in any other capacity for, a competitor of the Company, or enter into competition with the Company, either by himself or through any entity owned or managed in whole or in part by the Executive, within the Radius. The term ''competitor,'' as used herein, means any entity primarily engaged in the business of shipping, logistics, short sea shipping, designing, building and operations, or primarily engaged in any other business in which Company engages subsequent to the date of this Agreement.

(6) The parties have attempted to limit Executive's right to compete only to the extent necessary to protect Company from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that, if the scope or enforceability of the restrictive covenant is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes the covenant is reasonable under the circumstances existing at that time.

(7) Executive further acknowledges that (i) in the event Executive’s employment with Company terminates for any reason, regardless of whether the termination is initiated by Company or Executive, Executive will be able to earn a livelihood without violating the foregoing restrictions; and (ii) Executive’s ability to earn a livelihood without violating such restrictions is a material condition of Executive’s employment with Company.

(f)  Uniqueness of Executive’s Services.  Executive represents and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Executive therefore expressly agrees that Company, in addition to any other rights or remedies that Company may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Executive.

(g) Matters Requiring Consent of the Board of Directors:  Executive shall not, without the specific approval of Company’s Board of Directors, do or contract to do any of the following:

(1) Borrow on behalf of Company during any fiscal year an amount in excess of Five Hundred Thousand ($500,000) Dollars;

(2) Permit any customer or client of Company to become indebted to Company in an amount in excess of One Million ($1,000,000) Dollars;

(3) Purchase capital equipment for amounts in excess of the amounts budgeted for expenditure by the Board of Directors;

(4) Sell any single capital asset of Company, other than equity issued for compensation and services, having a market value in excess of Two Hundred Fifty Thousand ($250,000) Dollars or a total of capital assets during a fiscal year having a market value in excess of Two Hundred Fifty Thousand ($250,000) Dollars; and

(5) Commit Company to the expenditure of more than Two Million Five Hundred Thousand ($2,500,000) Dollars in the development and sale of new products and services.

3.           Vacations and Personal days.  Executive shall be entitled to annual vacations, during which time his Salary and compensation shall be paid, in a manner commensurate with his status as a principal executive, which shall be four weeks per year.  Executive shall be entitled to five (5) unauthorized absences per year and ten (10) personal days.  The personal days must be scheduled in advance and are subject to the requirements of the Company.  Any unused Vacation and Personal days can be accrued from year to year.

4.           Salary, Compensation, Incentives and Benefits.

(a) During the period of Executive Employment, the Company shall pay to Executive a salary (“Salary”), to be fixed by the Board of Directors, from time to time, during that period.  In no event, however, shall Executive’s Salary be less than the compensation presently received by Executive. Currently and as of the date of this Agreement, Executive is paid an annual compensation of one ($1) Dollar.    The bonus incentive package, if any, will hereafter conform to the provisions of Paragraph 4(b) below.  Executive shall be paid every four weeks.  In addition, to all other remuneration provided for in this Agreement, if Executive serves at any time as a Director, Executive shall be entitled to receive at the discretion of the Company, Company Subsidiaries or affiliate a Director’s fee for such services.  Salary and compensation payments shall be subject to withholding and other applicable taxes.  Annual Salary increases are to be based upon a percentage of the increase in annual revenues of the Company as further set forth hereinafter.

(b) Bonus Incentive Package. Reserved.

(c)  Salary Continuation During Permanent Disability.  If Executive for any reason whatsoever becomes permanently disabled so that Executive is unable to perform the duties prescribed herein, Company agrees to pay Executive One Hundred (100%) percent of Executive's annual salary, payable in the same manner as provided for the payment of salary herein, for the remainder of the employment term provided for herein.

(d) Effect of Death.  If Executive dies during the term of this Agreement, but prior to any renewal period which has not commenced at least thirty (30) days prior to the date of death, compensation payments shall continue and shall be made payable to Executive’s widow, or, if Executive’s widow predeceases Executive, then to Executive’s estate, in equal monthly installments.  The total of these payments shall equal the Compensation and bonuses provided for in Paragraph 4(a) above. Such payments shall commence in the month following the date of Executive’s death.

(e) This Agreement shall not be in lieu of any rights, benefits and privileges to which Executive may be entitled to as an Executive of the Company under any retirement, pension, profit-sharing, insurance, hospital or other plans which may now be in effect or which may hereafter be adopted.  Executive shall have the same rights and privileges to participate in such plans and benefits as any other Executive during Executive’s period of Executive Employment.

(f)  Company agrees to include Executive in the full coverage of medical, dental, and eye care insurance.

(g) Executive is entitled to receive from Company all fringe benefits in effect for Company’s principal executive officers.

5.	Advisory Compensation.

(a)  Payment and services.  During the Advisory Period, the Company shall pay to Executive an annual compensation equal to one-half of his Salary during the last twelve month period of Executive’s employment (“Advisory Compensation”), to be paid in equal monthly installments on the fifteenth (15th) day of each month.  While receiving such Advisory Compensation, Executive shall, at all reasonable times, to the extent his physical and mental condition permits, be available to consult with and advise the Company’s officers, directors and other representatives.  If Executive’s physical or mental condition prevents him from fulfilling his consulting or advisory duties, Executive shall still be entitled to the Advisory Compensation during the entire Advisory Period.  The parties agree that this advice and counsel shall not entail full time service and shall be consistent with Executive's retirement status

(b) Restriction:  During the Advisory Period Executive shall be deemed to be an independent contractor and shall be permitted to engage in any business or perform services for his own account, provided that such business and services shall not be in competition with, or be for a company that is in competition with, the Company or its subsidiaries or affiliates.

6.           Expenses.

(a) The Company recognizes that Executive will have to incur certain out of pocket expenses related to his services and the Company’s business and that it will be extremely difficult to account for such expenses. It is understood that Executive’s Salary and compensation is intended to cover all such out-of-pocket expenses. The Company, however, shall reimburse Executive for any specific expenditure incurred for travel, lodging, entertainment and similar items upon the presentation to Company of an itemized account of such expenditures.  Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of Company.  Notwithstanding the foregoing, during the Advisory Period the Company shall reimburse Executive for all expenses incident to the rendering of advisory and consultant services.

7.           Insurance.  Reserved

8.           Indemnification. The Company shall indemnify the Executive and hold him harmless for all acts or decisions made by him in good faith while performing services for the Company and Company Subsidiaries and affiliates. The Company shall also use its best efforts to obtain coverage for him under any insurance policy now in force or hereinafter obtained during the term of this Agreement covering the other officers and directors of the Company and Company Subsidiaries and affiliates against lawsuits. The Company shall pay all expenses including attorney's fees, actually and necessarily incurred by the Executive in connection with the defense of such act, suit or proceeding, and in connection with any related appeal, including the cost of court settlements.

9.           Incapacity and Termination.

(a) "Cause" for termination shall mean (i) Employee's final conviction of a felony involving a crime of moral turpitude or (ii) acts of Employee which, in the unanimous judgment of the Board, constitute willful fraud on the part of Employee in connection with his duties under this Agreement, including misappropriation or embezzlement in the performance of duties as an employee of the Company, or willfully engaging in conduct materially injurious to the Company and in violation of the covenants contained in this Agreement.

(b) Termination.  This Agreement may be terminated by the Company with the express approval of the Board of Directors, without prior notice to Executive on account of Executive’s gross misconduct, a violation of this Agreement, habitual neglect of the Executive to perform his duties under this Agreement, Executive’s acts of dishonesty or other conduct which damages the reputation or standing of the Company, Executive’s unauthorized disclosure of confidential information or trade secrets, dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of Executive’s duties and Executive’s breach of Executive’s duty of loyalty to Company.

(c) Termination upon sale of Company:  Notwithstanding anything to the contrary, the Company may terminate this Agreement by giving ten (10) days notice to the Executive if any of the following events occur:

(1) the Company sells substantially all of its assets to a single purchaser or to a group of associated purchasers;

(2) at least two-thirds of the outstanding corporate shares of the Company are sold, exchanged, or otherwise disposed of, in one transaction;

(3) the Company elects to terminate its business or liquidate its assets; or

(4) there is a merger or consolidation of the Company in a transaction in which the Company’s s shareholders receive less than fifty (50%) percent of the outstanding voting shares of the new or continuing corporation.

(d)  Effect of Merger, Consolidation, transfer of assets, or Dissolution.

(1)  This agreement shall not be terminated by any voluntary or involuntary dissolution of Company resulting from either a merger or consolidation in which Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of Company.

(2)  In the event of any such merger or consolidation or transfer of assets, Company's rights, benefits, and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of Company's assets.

(e) Termination After Change in Control.

(1)  If there is a ''change in control'' of the Company and Executive is terminated other than for cause within twelve (12) months after such change in control, Executive will continue to be covered under all of the Company's health and major medical plans then in effect for a period of one (1) year at the Company's sole expense.

(2)  For purposes of this Agreement, the term ''change in control'' is defined to include: (a) a tender offer or exchange offer made and consummated for ownership of Company stock representing fifty (50%) percent or more of the combined voting power of the Company's outstanding securities; (b) the sale or transfer of substantially all of the Company's assets to another corporation which is not a wholly-owned subsidiary of the Company; (c) any transaction relating to the Company which must be described in accordance with item 5(f) of schedule 14A of Regulation 14A of the Securities and Exchange Commission; (d) any merger or consolidation of the Company with another corporation, where less than thirty (30%) percent of the outstanding voting shares of the surviving or resulting corporation are owned in the aggregate by the Company's former stockholders; or (e) any tender offer, exchange offer, merger, sale of assets and/or contested election which results in a total change in the composition of the Company's Board of Directors.

(3)  The amount paid to Executive pursuant to this Paragraph will be deemed severance pay in consideration of the Executive's past services to the Company and his continued services from the date of this Agreement. Executive will have no duty to mitigate his damages by seeking other employment, nor will Executive's severance pay hereunder be reduced or offset by any such future earnings.

10.  Executive’s Stock Holdings in Company

(a)  Disposition of Stock during Lifetime.  Except to the extent as provided for by Rule 144 of the Securities and Exchange Act, Executive shall not dispose of any of the shares of stock of the Company now or hereafter owned by him except pursuant to the terms of this agreement or with the written consent of Michael Nugent, so long as at the applicable time this individual is still a shareholder (hereinafter “the other Stockholder”).  The word "dispose" as herein used shall mean to sell, assign or transfer, with or without consideration, encumber, pledge, hypothecate, or otherwise dispose of a shares of stock in the Company.

(1) If wishing to dispose of his shares, Executive shall first obtain the written consent of the other Stockholder.  If no such written consent is given, the Executive shall give written notice to the Company and the other Stockholder pursuant to the terms of paragraph 20 of his intention to make such disposition.  Within thirty (30) days after the receipt of such notice, the Company, out of its surplus, shall have the option, but not the obligation, to purchase all of the Executive’s shares of stock.  The Company shall exercise its option by giving notice thereof to the Executive and the other Stockholder within said thirty (30) day period.  If such option is not exercised by the Company, the other Stockholder shall then have the option within a 30-day period to purchase all of the Executive’s shares. The exercise of this option shall be in writing and mailed pursuant to the terms of paragraph 20 to the Executive and the Company. In either event, whether the Company or the other Stockholder elects to purchase, the notice accepting the offer shall specify the date for the closing of the purchase which shall be not more than thirty (30) days after the receipt by the Executive of such acceptance notice given by the Company or the other Stockholder, as the case may be.

(2) The purchase price shall be the book value, as that term is defined hereinafter, of the shares as at the date of the first notice, which shall be binding on both parties.  If such option shall be exercised either in the first instance by the Company, or, alternatively by the other Stockholder’s, payment for the capital stock shall be paid as follows: ten (10%) percent of the total purchase price of the Executive’s stock paid at closing and the remaining balance in equal monthly self-amortized installments paid over a period of seven (7) years, the first of which shall be paid within thirty (30) days following the closing and the remaining installments at consecutive monthly intervals thereafter, until paid, including, interest at the then prevailing prime interest rate plus three and one half (3 ½) points.

(3) The said installment payments shall be evidenced by a series of eighty-four (84) negotiable, acceleratable, promissory notes made by the Company or the other Stockholder, as the case may be, which notes are to be delivered to the Executive at the time of closing.  The notes shall bear interest at the then prevailing prime interest rate plus three and one half (3 ½) points and shall provide that the Company or the other Stockholder, depending upon who is the purchaser, shall have the privilege of prepayment of all or any part of the unpaid purchase price upon Ten (10) days prior written notice without penalty, and that a default in the payment of any note after the expiration of fifteen (15) days grace period shall cause the remaining unpaid notes to become due and payable forthwith.

(4) If the Company shall be the purchaser and thereafter the maker of the promissory notes, the other Stockholder shall unconditionally guarantee payment of said purchase price and said notes to be delivered in connection therewith.  The said notes shall bear the unconditional endorsement of the other Stockholder who shall not be discharged from liability as guarantor by reason of the subsequent extension, modification or renewal of said promissory notes, or any of them evidencing such purchase price.

(5) If the offer to sell is neither accepted by the Company nor by the other Stockholder, the Executive may, thereafter, make a bona fide transfer or dispose of their shares of stock to a prospective outside purchaser, in which event said third party shall hold such shares subject to the terms and conditions of this agreement and shall become a signatory thereto.

(i)           The Executive, in such case, shall give thirty (30) days prior written notice to the Company and the other Stockholder specifying the name and address of the prospective outside purchaser and the terms of the proposed transaction with said outsider.  There shall be annexed to the said notice a copy of the contract, if any, between the Executive and the outsider.  The Company shall thereupon, in the first instance, have a further option to consummate the transaction with the Executive at the same price and at the same terms as specified in said notice, or alternatively, if the Company shall be unable or shall refuse to exercise said further option, then the other Stockholder may do so as provided herein.

(ii)  If such further option be exercised by the Company or other Stockholder, notice shall be given within a thirty (30) day period to the Executive of the willingness of the Company, in the first instance, or the other Stockholder, in the second instance, to close the transaction on the basis offered by an outsider.  In either event, whether the Company or the other Stockholder elect to meet the outsider's terms, the acceptance notice shall specify the date for the closing of the transaction which shall not be more than thirty (30) days after the giving of notice of acceptance of the further option herein conferred.

(iii)           If the Company or the other Stockholder, for any reason whatsoever, fail to exercise either the first option provided for under this agreement or the further option, in either of such cases the Executive’s shares of stock shall be freed from the restrictions of this agreement and the said shares of stock may be sold to any outsider upon such terms as the Executive may see fit to offer and an outsider may see fit to accept.  In such latter case, the Executive shall likewise give thirty (30) days prior written notice to the Company and the other Stockholder specifying the name and address of the prospective outside purchaser and the full terms of the proposed transaction with said outsider setting forth a copy of the contract with said outsider.  If the Executive shall be permitted to, and shall, consummate a sale with an outsider under the provisions of this paragraph of the agreement, in such case, the Executive shall furnish copies of all documents executed with the outsider within five (5) days after their execution and delivery otherwise the transaction with the outsider shall be null and void.  If the Executive shall not effect a sale or close the transaction with any outsider, the Executive’s shares shall, nevertheless, continue to be subject to all the restrictions of this agreement.

(b)  Purchase of Stock Upon Death

(1)  Obligatory Purchase and Sale.  Upon the death of the Executive, all of his shares of stock, or the shares of stock to which he or his personal representative shall be entitled, shall be sold and transferred as hereinafter provided: The Company shall purchase from the Executive’s personal representative, and the Executive’s personal representative shall sell to the Company, all of the Executive’s shares of stock at the price per share set forth in paragraph "(2)" hereof.

(2)  Purchase Price.  The purchase price shall be the book value, as that term is defined herein at paragraph (d) hereof, of the shares as at the date of the Executive’s death, which shall be binding on both parties.

(3) Terms of Payment.  The Company shall pay to the personal representative of the Executive the purchase price as hereinabove determined in the following manner:

(i) By payment of the entire available proceeds from any insurance policy maintained as provided for in Paragraph "7" of this agreement within thirty (30) days of receipt thereof by the Company (unless a personal representative has not yet been appointed, in which case payment shall be made within ten (10) days of any subsequent appointment) and the balance, to the extent there is any, in equal monthly installments over a period of three (3) years.  The first such installment shall be paid within thirty (30) days following payment of the available proceeds, and the remaining installments at consecutive monthly intervals thereafter, until paid, together with interest at the then prevailing prime rate plus three and one half (3 ½) points, payable with each installment of principal, as hereinbefore provided.

(ii) The said installment payments shall be evidenced by a series of thirty-six (36) negotiable, self-amortized, acceleratable, promissory notes made by the Company, which notes are to be delivered to the personal representative of the Executive at the time of payment of the available proceeds.  The notes shall bear interest at the then prevailing prime rate plus three and one half (3 ½) points and shall provide that the Company shall have the privilege of prepayment of all or any part of the purchase price upon Ten (10) days prior written notice, and that a default in the payment of any note after the expiration of fifteen (15) days grace period shall cause the remaining unpaid notes to become due and payable herewith.

(iii) The other Stockholder shall guarantee payment of the purchase price and interest, and any notes to be delivered hereunder shall bear the endorsement of the other Stockholders who shall not be discharged from such liability by reason of the subsequent extension, modification or renewal of such promissory notes or any of them.

(4)  Failure of Corporation to Purchase. If the Company, for any reason whatsoever, shall fail or refuse to purchase all of the shares of the Executive, then, and in such case, the obligation to purchase shall be deemed assumed by the other Stockholder for the purpose of assuring the estate of the Executive that his stock shall be purchased.  The other Stockholder shall thereupon assume the Company’s obligations to purchase and to make payment for the Executive’s shares of stock as if said other Stockholder had assumed that obligation in the first place.

(c)  Life Insurance applied to Payment.  Upon the death of the Executive, all the proceeds of the policies insuring his life, if any, shall be collected and applied by the Company to the payment of the purchase price of the Executive’s stock.  In the event that the purchase price is in excess of the insurance proceeds, the balance of the purchase price shall be paid as appears in Paragraph (b)(3) herein. In the event that the insurance proceeds are equal to or exceed the purchase price, the Company shall turn over to the representative of the Executive the entire proceeds of life insurance in full payment of his stock in the Corporation.

(d)  Purchase Price

(1)  The purchase price of any stock of the Company sold, purchased or retired pursuant to any provision of this Agreement shall be determined based on the book value of the Company.

(2)  The term “book value” as it is used in this Agreement shall mean the book value of the shares of the Company as determined by a certified public accountant then engaged by the Company, using generally accepted accounting principles and appraisals of fair market value of fixed assets or real property owned by the Company.  In the event of either a buy-out, or any other repurchase of shares as provided for in this agreement, the fair market value of fixed assets or real property owned by the Company shall be as agreed and determined by the other Stockholder.  In the event that the other Stockholder is in disagreement over the fair market value of fixed assets or real property owned by the Company, then the other Stockholder shall have the fixed assets or real property owned by the Company appraised at his sole cost and expense, and the fair market value of fixed assets or real property owned by the Company will be determined by the other Stockholders appraisal.

(3)  No allowance of any kind shall be made for good will, trade name or similar intangible asset(s).

(e)  Involuntary Assignments

(1)  In the event that the Executive shall be divested of title to his shares of capital stock by involuntary sale, assignment or transfer, (as, for example, but without limiting the generality thereof, by sale under levy of attachment or execution, or sale in connection with bankruptcy or other court process) or transfer to a spouse in satisfaction of marital rights in connection with a separation or divorce, the person, firm or corporation acquiring such stock (hereinafter called the “Judicial Assignee"), shall take and hold such shares of capital stock subject to all the restrictions, obligations and disabilities as was the Executive.

(2)  Within thirty (30) days after such stock is transferred to the Judicial Assignee on the books of the Company, if such transfer be deemed proper by the Company, the Company may (but shall not be obligated to), by written notice given to the Judicial Assignee, elect to purchase from the Judicial Assignee the stock so acquired by him or her for:

(i)           The same amount as the Judicial Assignee shall have paid for such stock, or

(ii)           The book value of each share as determined in accordance with this Agreement, whichever amount is smaller, i.e., either the amount paid or book value.  If the Company elects to purchase such stock from the Judicial Assignee, the Company may pay for such stock in ten (10) annual installments, the first of which shall be due and payable within thirty (30) days after the Company gives notice to the Judicial Assignee, as aforesaid.  The Judicial Assignee, upon the making of the first payment by the Company, shall simultaneously therewith deliver his shares of stock to the Company’s attorney who shall thereupon certify, in writing, that he is holding said stock in escrow pending the full payment of the purchase price.  The Judicial Assignee shall have no voice in the management of the Company at any time after the payment of the first installment.

(f) Delivery of Stock

(1)  The Executive, Executive’s personal representative, Judicial Assignee, whichever the seller shall be, shall deposit the stock sold in escrow with a person who is mutually acceptable to the Purchaser and Seller.  The stock shall be duly endorsed in blank for transfer and shall be accompanied by all other documents necessary for an effective transfer. The escrow agent shall hold such stock endorsed in blank.

(2)  Upon proof of payment in full of the note of the Purchaser given to the Seller under this Agreement, the escrow agent shall turn over to the Purchaser all of the shares deposited with him without any notice or further consent from the Seller, duly endorsed for transfer, with the necessary documentary stamps duly affixed and canceled.

(3)  The fees and all other expenses of the escrow agent shall be paid one-half by the Purchaser and one-half by the Seller.

(4)  The stock held in escrow shall, in no instance, be entitled to be voted, except that if the is not in default in the payment of any installment of principal and interest, such Purchaser shall have the right to vote the stock on deposit with the escrow agent, and the escrow agent and the Seller shall, on demand, execute and deliver an effective proxy or proxies in favor of the Purchaser whenever demand is made upon them for such proxy or proxies by the Purchaser.  Upon default in the payment of any installment of principal or interest, the Purchaser shall not be entitled to vote such stock until such default is cured.

(5)  In the event of a sale of the majority of the stock of the Executive during his lifetime in one single transaction(s), the Executive shall, upon the purchase of all his stock, be deemed to have resigned as a Director and from any office in the Company held by him at the time and agrees to sign, execute and deliver to the Company any and all instruments, including, but without limiting the generality thereof, resignations and other documents that may be necessary to effectuate the foregoing.

(g)  Right of Executive to Sell Shares to the Company upon Disability or Involuntary Termination Without Cause.

(a) Put Option: If Executive at any time from the date of this Agreement shall become Disabled or be terminated without Cause, Executive shall have the right and option (the "Put Option") to sell any or all of the Shares to the Company at a price per Share equal as defined in Section 10(d).

(b) Exercise of Put Option and Closing.  Executive may exercise the Put Option by delivering to the Company written notice of exercise within sixty days after the termination of the employment of Executive giving rise to the Put Option as set forth in Section (g) (a) above. Such notice shall specify the number of Shares to be sold. If and to the extent the Put Option is not so exercised within such sixty-day period, the Put option shall automatically expire and terminate effective upon the expiration of such sixty days period. At the time of delivery of notice of the exercise of the Put Option, Executive shall tender to the Company at its principal offices the certificate or certificates representing the Shares which the Company is obligated to purchase, duly endorsed in blank by Executive or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Shares to the Company.  Within ten (10) days of its receipt of the notice and such Shares, the Company shall deliver to Executive a check in the amount of the Fair Value of a Share multiplied by the number of Shares being sold. The purchase price may be payable, at the option of the Company, in cancellation of all or a portion of any outstanding indebtedness of Executive to the Company or in cash (by bank or cashier's check) or both.

(c)  Right of Company to Delay Payment.  If at any time the Company is unable to repurchase Shares pursuant to the provisions of this Section or if it is determined by the Board of Directors of the Company in their good-faith judgment that the payment of the entire purchase price of such Shares pursuant to this Section would be deleterious to the financial position of the Company, the Company may elect to defer payment of all or a portion of such purchase price (but not any amounts then payable by the cancellation of outstanding indebtedness of Executive to the Company). Such deferred portion of the purchase price shall thereafter be payable in five (5) equal annual installments beginning on the date on which such purchase price was to be paid but for the effect of this paragraph (c). The outstanding amount of such installments shall bear interest at a floating rate equal to 5% per annum and such interest shall be payable annually in arrears on each date that an installment of principal is owing. The Company may prepay its obligations under this paragraph (c) in whole or in part at any time, with such prepayments being applied first to interest accrued but unpaid to the date of such prepayment and thereafter to installments of principal in inverse order of their maturity. For so long as any interest or principal remains owing under this paragraph (c), the Company shall not make any distribution or dividend to the holders of its Common Stock.

10.           Ownership in Company.  All ideas, inventions, trademarks, and other developments or improvement conceived by Executive, alone or with others, during the term of employment, whether or not during working hours, that are within the scope of Company's business operations, or that relate to any Company or Company Subsidiaries work or projects, are the exclusive property of the Company. Executive agrees to assist the Company and Company Subsidiaries, at its expense, to obtain patents on any patentable ideas, inventions, trademarks, and other developments, and agrees to execute all documents necessary to obtain the patents in the name of the Company or Company Subsidiaries.

11.           Nondisclosure.  Executive shall be dealing with Company's confidential information, inventions, trade secrets, and processes which are Company's sole and exclusive property.  Executive agrees that Executive shall neither disclose to anyone, directly or indirectly, without the prior written consent of the Company, Company's confidential information nor will Executive use said confidential information outside the scope of Executive’s employment. All documents that Executive prepares and all confidential information provided to Executive as a result of or related to Executive’s employment shall, at all times, remain the exclusive property of the Company, and will remain in Company's possession on its premises. Under no circumstances, may Executive remove any confidential information or documents from Company's premises.

12.           Client Information.  The Executive acknowledges that the list of the Company's Clients and Brokers, as the Company may determine from time to time, is a valuable, special, and unique asset of the Company's business. The Executive shall not, during and after the term of his employment, disclose all or any part of the Executive's customer list to any person, firm, corporation, association, or other entity for any reason or purpose. In the event of the Executive's breach or threatened breach of this paragraph, the Company shall be entitled to a preliminary restraining order and an injunction restraining and enjoining the Executive from disclosing all or any part of the Company's Client list and from rendering any services to any person, firm, corporation, association, or other entity to whom all or any part of such list has been, or is threatened to be, disclosed. In addition to or in lieu of the above, the Company may pursue all other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.

13.           Trade Secrets.

(a)  The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of Executive’s duties hereunder, Executive shall have access to and become acquainted with financial, personnel, sales, scientific, technical and other information regarding formulas, patterns, compilations, programs, devices, methods, techniques, operations, plans and processes that are owned by Company, actually or potentially used in the operation of Company's business, or obtained from third parties under an agreement of confidentiality, and that such information constitutes Company's ''trade secrets.''

(b)  Executive specifically agrees that Executive shall not misuse, misappropriate, or disclose in writing, orally or by electronic means, any trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of Executive’s employment.

(c)  Executive acknowledges and agrees that the sale or unauthorized use or disclosure in writing, orally or by electronic means, of any of Company's trade secrets obtained by Executive during the course of Executive’s employment under this agreement, including information concerning Company's actual or potential work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Executive promises and agrees not to engage in any unfair competition with Company, either during the term of this Agreement or at any other time thereafter

(d)  Executive further agrees that all files, records, documents, drawings, specifications, equipment, software, and similar items whether maintained in hard copy or on-line relating to Company's or Company Subsidiaries’ business, whether prepared by Executive or others, are and shall remain exclusively the property of Company and that they shall be removed from the premises or, if kept on-line, from the computer systems of Company only with the express prior written consent of the Company.

14.           Use of Executive’s Name.

(a) Company shall have the right to use the name of Executive as part of the trade name or trademark of Company if it should be deemed advisable to do so. Any trade name or trademark, of which the name of Executive is a part, that is adopted by Company during the employment of Executive may be used thereafter by Company for as long as Company deems advisable.

(b) Executive shall not, either during the term of this Agreement or at any time thereafter, use or permit the use of Executive’s name in the trade name or trademark of any other enterprise if that other enterprise is engaged in a business similar in any respect to that conducted by Company, unless that trade name or trademark clearly indicates that the other enterprise is a separate entity entirely distinct from and not to be confused with Company and unless that trade name or trademark excludes any words or symbols stating or suggesting prior or current affiliation or connection by that other enterprise or its employees with Company.

15.           Nontransferability.  Neither Executive, Executive’s spouse, nor their estates shall have any right to commute, anticipate, encumber or dispose of any payment under this Agreement.  Such payments and accompanying rights are nonassignable and nontransferable, expect as otherwise specifically provided for in this Agreement.

16.           Breach of the Agreement.  In the event of any claimed breach of this Agreement, the party claimed to have committed the breach will be entitled to written notice of the alleged breach and a period of ten (10) days in which to remedy such breach. Executive acknowledges and agrees that a breach of any of the covenants contained in this Agreement will result in irreparable and continuing harm to the Company for which there will be no adequate remedy at law. The Company will be entitled to preliminary and permanent injunctive relief to restrain Executive from violating the terms and conditions of this Agreement in addition to other available remedies, at law and in equity.

(1) Executive acknowledges that: (i) compliance with Paragraphs 2(e), (f), and (g) is necessary to protect the Company's business and good will; (ii) a breach of those Paragraphs will irreparably and continually damage Company; and (iii) an award of money damages will not be adequate to remedy such harm.

(2) Consequently, Executive agrees that, in the event he breaches or threatens to breach any of these covenants, Company shall be entitled to both: (i) a preliminary or permanent injunction in order to prevent the continuation of such harm; and (ii) money damages, insofar as they can be determined, including, without limitation, all reasonable costs and attorneys' fees incurred by the Company in enforcing the provisions of this Agreement. Nothing in this Agreement, however, shall prohibit Company from also pursuing any other remedy.

(3) If, after the expiration of the two (2) year period referred to in Paragraph 2(e) hereof, Executive becomes affiliated with any business that competes with Company, either as a shareholder, manager, partner, creditor, employee, consultant, agent or independent contractor, or a customer or account of Company becomes a customer or account of the competing business with which Executive is affiliated, this fact shall be presumptive evidence that Executive has breached the terms of this Agreement, and the burden of proving otherwise shall rest upon Executive.

(4) As money damages for the period of time during which Executive violates these covenants, Company shall be entitled to recover the full amount of any fees, compensation, or other remuneration earned by Executive as a result of any such breach.

17.           Binding Effect.  This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns, including without limitation, any person, partnership, company or corporation which may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated or otherwise combined.  In addition, this Agreement shall inure to the benefit of, and be binding upon, Executive, Executive’s heirs, distributes and personal representatives.

18.           Waiver.  The failure of either party to insist in any one or more instances upon performance of any term or condition of this Agreement shall not be construed as a waiver of future performance.  The obligations of either party with respect to such term, covenant or condition shall continue in full force and effect.

19.           Notice.  Any notice given hereunder shall be in writing and delivered or mailed by first class mail and either reputable overnight delivery service or registered certified mail return receipt requested to the parties at the following addresses:

Company:             Roadships Holdings, Inc.
284W Millbrook Road
Raleigh NC 27609
919-846-5229

Executive:              Robert George McClelland
83 Fig Tree Drive
Goonellabah
NSW Australlia

20.           Entire Agreement.  This Agreement supersedes all previous agreements between Executive and Company and contains the entire understanding and agreement between the parties with respect to its subject matter.  This Agreement cannot be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by both Executive and Company.

21.           Headings.  Headings in this Agreement are for convenience purposes only and shall not be used to interpret or construe its provisions.

22.           Governing Law.  This Agreement shall be construed in accordance with and be governed by the laws of the State of Delaware.

23.           Arbitration.  Any dispute or claim arising from or in any way related to this agreement shall be settled by arbitration in Delaware at the option of Company. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate a panel of three arbitrators from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration.  A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.  The decision of the arbitrators shall be rendered within sixty (60) days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration.  The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

24.           Severability.  If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

IN WITNESS HEREOF, the parties have executed this Agreement the day and year above written.

Executive	Company

/s/ Robert George McClelland	/s/ Michael Nugent
Robert George McClelland	Roadships Holdings, Inc.
By: Michael Nugent, President

Corporate Seal
Attest:

/s/ Michael Norton-Smith